Exhibit 99.1

Aqua Metals Provides Business Update

ALAMEDA, Calif., December 1, 2017 – Aqua Metals, Inc. (NASDAQ: AQMS), (“Aqua Metals” or the “Company”), which is proceeding to commercialize its proprietary electrochemical lead recycling technology called AquaRefining™, has provided a business update.

The Company has previously reported that it is working to finalize updates to its AquaRefining modules to support continuous operation of all 16 modules by year end. The modules have experienced a condition in which recovered lead hangs up on the modules’ exit chutes. As a result of this condition, periodic manual intervention is required to remove the AquaRefined lead.

The Company believes that it has a solution to this problem. A retro-fit package has been developed consisting of modifications to the exit chute and improvements to the electrolyte feed system. Testing of this retro-fit package is underway, with the expectation that, if successful, modifications to the 16 AquaRefining modules should begin by the end of December and the Company then expects to commission and place into commercial operation modules on a rolling basis, with the initial modules placed into continuous operation during January 2018.

“We have previously committed to increasing visibility on our operations and progress. Given our focus and progress in developing a retro-fit package, we have taken the decision not to operate the AquaRefining modules in manual mode during December, but rather transition them to continuous operation as we add the modified chutes and electrolyte distribution. Separately, the Company continues to increase throughput from its breaker, separation systems and ingot line,” said Dr. Stephen Clarke, Chairman and CEO of Aqua Metals.

In addition, the Company reports that due to the retrofit of its AquaRefining modules, it expects to report Q4 ’17 revenue at or slightly below the prior revenue guidance range of $1.2 million to $1.8 million.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented and patent-pending AquaRefining™ technology. AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. These modular systems allow the Company to reduce environmental impact and scale lead acid recycling production capacity both by building its own AquaRefineries and licensing the AquaRefining technology to partners. This meets growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in Alameda, California, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. The forward looking statement in this release include the strength and efficacy of Aqua Metals’ portfolio of patent applications and issued patent, the lead acid battery recycling industry, the future of lead acid battery recycling via traditional smelters, the Company’s development of its commercial lead acid battery recycling facilities and the quality and efficiency of the Company’s proposed lead acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that the Company may not be able to produce and market AquaRefined lead on a commercial basis or, if the Company achieves commercial operations, that such operations will be profitable, (2) the fact that the Company only recently commenced production and has not generated any significant revenue to date, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (3) the risk no further patents will be issued on the Company’s patent applications or any other application that it may file in the future and that those patents issued to date any patents issued in the future will be sufficiently broad to adequately protect the Company’s technology, (4) the risk that the Company’s initial patents and any other patents that may be issued to it may be challenged, invalidated, or circumvented, (5) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities and fund continuing losses from operations as the Company endeavors to achieve profitability; (6) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (7) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (8) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed on November 9, 2017. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Aqua Metals Media Relations:

David Regan

Director of Marketing

Main: 415-336-3553

www.aquametals.com

Investor Relations:

MZ North America

Greg Falesnik

Managing Director

Main: 949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us